Exhibit 99.1

Opexa Therapeutics Announces Reverse Stock Split

THE WOODLANDS, Texas--(BUSINESS WIRE)--December 14, 2012--Opexa Therapeutics, Inc. (NASDAQ: OPXA), a company developing Tcelna™, a novel T-cell therapy for multiple sclerosis (MS), today announced that its Board of Directors approved a 1-for-4 reverse stock split of its common stock which became effective immediately following the close of trading December 14, 2012. The consolidated common shares will begin trading on a split-adjusted basis on December 17, 2012 on the NASDAQ Capital Market.

The Company’s shareholders approved the reverse stock split at its annual meeting of shareholders on November 15, 2012, as determined by the Board of Directors in its discretion, at a ratio of not less than 1-for-2 and not more than 1-for-4. The reverse stock split was implemented by Opexa to maintain the listing of its common stock on the NASDAQ Capital Market. Opexa received a deficiency notice from NASDAQ in February 2012 and, following a 180-day cure period, received an additional 180 days from NASDAQ in August 2012 to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days (or such longer period of time as the NASDAQ staff may require) before February 4, 2013. There can be no assurance that the reverse stock split will have the desired effect of raising the closing bid price of Opexa’s common stock prior to such date to meet this requirement.

"The primary objective in effecting the reverse stock split at this time is to enable Opexa to maintain its listing on the NASDAQ Capital Market," said Neil K. Warma, President and Chief Executive Officer of Opexa. "Over the second half of 2012, we have executed on our key strategic initiative by commencing the Phase 2b Abili-T clinical study of Tcelna in secondary progressive multiple sclerosis patients. As we continue to activate clinical sites and enroll patients into the study, we believe that maintaining our listing on the NASDAQ Capital Market is an important action needed to secure the necessary capital resources needed to fund the Abili-T study."

The reverse split reduced the number of shares of Opexa’s outstanding common stock from approximately 23.6 million shares to approximately 5.9 million shares. Fractional shares created as a result of the stock split will be settled in cash. Informational letters will be sent to all shareholders of record by Opexa’s transfer agent, Continental Stock Transfer & Trust Company. Additional information about the reverse stock split can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission.

About Opexa

Opexa Therapeutics, Inc. is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases such as MS. The Company’s leading therapy, Tcelna™, is a personalized cellular immunotherapy treatment that is in late stage clinical development for MS. Tcelna is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin and, thereby, reduces the risk of relapse over time.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expects,” “believes,” “hopes,” “anticipates,” “estimates,” “may,” “could,” “intends,” “exploring,” “enable,” “enhance,” “evaluating,” “progressing,” “proceeding” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the development of the Company’s product candidate, Tcelna, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our capital position, the rights and preferences provided to the Series A Convertible Preferred Stock and investors in the convertible secured notes issued by the Company in July 2012 (including a secured interest in all of our assets), the ability of the Company to enter into and benefit from a partnering arrangement for the Company's product candidate, Tcelna, on reasonably satisfactory terms (if at all), our dependence (if partnered) on the resources and abilities of any partner for the further development of Tcelna, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of developing a marketable product, our ability to raise additional capital to continue our development programs (including to undertake and complete any ongoing or further clinical studies for Tcelna) including in this regard our ability to satisfy various conditions required to access the financing potentially available under the purchase agreements with Lincoln Park (such as the minimum closing price for our common stock, the registration of the underlying shares of common stock under the Securities Act of 1933, as amended, and the requirement for an ongoing trading market for our stock), our ability to regain and maintain compliance with NASDAQ listing standards, the success of our clinical trials, the efficacy of Tcelna for any particular indication, such as for relapsing remitting MS or secondary progressive MS, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights (including for Tcelna), the risk of litigation regarding our intellectual property rights or the rights of third parties, the success of third party development and commercialization efforts with respect to products covered by intellectual property rights that the Company may license or transfer, our limited manufacturing capabilities, our dependence on third-party manufacturers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011.

CONTACT:
Opexa Therapeutics, Inc.
Neil K. Warma
President & CEO
281.775.0600
nwarma@opexatherapeutics.com